Exhibit 99.1

SANTA FE ENERGY TRUST

SANTA FE ENERGY TRUST ANNOUNCES AGREEMENT TO SELL TRUST ASSETS

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS, NOVEMBER 8, 2007 - The Bank of New York Trust Company, N.A. (the “Trustee”) of Santa Fe Energy Trust (NYSE Symbol-SFF) announced today that it has entered into a Purchase and Sale Agreement with Amen Properties, Inc., pursuant to which Amen has agreed to purchase all of the net profits royalties held by the Trust for approximately $50.4 million, subject to certain adjustments, and subject to customary closing conditions.  The assets to be sold consist of the Trust’s interests in certain royalty interests and working interests in oil and gas properties located in a number of states.  Stifel, Nicolaus & Company, Incorporated served as financial advisor to the Trustee in connection with the transaction.

The Trustee is required by the documents governing the Trust to sell the properties.  The parties intend to consummate the transaction on or about December 17, 2007.  If the sale closes as anticipated, the Trustee intends to distribute the net proceeds of the sale (after deducting amounts  necessary to pay any fees, expenses, liabilities and other obligations of the Trust, and after setting aside any amounts the Trustee determines to hold in reserve) to unitholders as part of the quarterly Trust distribution for the quarter ending December 31, 2007.

The Trust will be liquidated on or before February 15, 2008.  The Trustee will instruct the Trust’s transfer agent to stop transfer of the Trust’s units immediately following the termination of the Trust.

Contact:
Santa Fe Energy Trust
The Bank of New York Trust Company, N.A., Trustee
Mike Ulrich
919 Congress Avenue
Austin, TX 78701
(800) 852-1422